Exhibit 23.2

February 24, 2026

Dorchester Minerals, L.P.

3838 Oak Lawn Avenue, Suite 300

Dallas, Texas 75219-4541

Gentlemen:

LaRoche Petroleum Consultants, Ltd. does hereby consent to the incorporation by reference in the Registration Statements on Forms S-4 (No. 333-256021 and No. 333-285714) of Dorchester Minerals, L.P. of our estimated reserves included in the Annual Report dated February 24, 2026, for the year ended December 31, 2025, on Form 10-K including, without limitation, Exhibit 99.1 and 99.2, and to references to our firm included in this Annual Report.

LAROCHE PETROLEUM CONSULTANTS, LTD.
By LPC, Inc. General Partner

/s/ Joe A. Young

Joe A. Young, Vice President

850 Central Parkway East, Suite 160  ●  Plano, Texas 75074

Phone (214) 363-3337 ●  Fax (214) 363-1608